Exhibit 10(e)-8

TCF EXECUTIVE OFFICER

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of January 1, 2008 between TCF FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and Name, Title Position, (the “Executive”) as an amendment and restatement of the prior agreement dated January 1, 2006.

R E C I T A L S :

WHEREAS, the Company and Executive have previously executed an agreement (the “Prior Agreement”);

WHEREAS, the Executive and the Company are contemporaneously with the execution and delivery of this Agreement entering into a new Change in Control Agreement (the “CIC Agreement”);

WHEREAS, as a result of the enactment of Internal Revenue Code (“IRC”) § 409A, the Company and the Executive desire to amend the Agreement in order to insure that payments under this Agreement qualify for the Short Term Deferral and/or the Separation Pay Plan exception outlined in Treas. Reg. § 1.409A-1(b)(4) and § 1.409A-1(b)(9), respectively, or are “permissible payments” under Treas. Reg. § 1.409A-3, and

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and in the CIC Agreement, the parties hereby agree as follows:

:

1.             Employment and Duties.  The parties hereby agree that, during the term of this Agreement as set forth in paragraph 2 below, the Executive shall be employed and agrees to serve in an executive position with such executive officer duties as are assigned by the Chief Executive Officer of the Company from time to time. In discharging such duties and responsibilities, the Executive may also serve as an executive officer and/or director of any direct or indirect subsidiary of the Company (collectively the “TCF Subsidiaries”). During the term of this Agreement, the Executive shall apply on a full-time basis (allowing for usual vacations and sick leave) all of his skill and experience to the performance of his duties in his positions with the Company and the TCF Subsidiaries. It is understood that the Executive shall not have any other business interests or investments that would interfere with or be inconsistent with his duties under this Agreement. The Executive shall perform his duties at the Company’s principal executive offices in Wayzata, Minnesota or at such other location as may be mutually agreed upon by the Executive and the Company; provided that the Executive shall travel to other locations at such times as may be necessary for the performance of his duties under this Agreement.

2.             Term of Employment.  Unless sooner terminated as provided in paragraph 4 below, the term of this Agreement shall commence on the date hereof and shall continue through December 31, 2008; provided that the term shall be automatically extended for one year on each January 1st commencing January 1, 2009 unless either party gives written notice to the other six months prior to the date on which the automatic extension would be effective.

3.             Compensation and Benefits.  During the term of this Agreement, the Executive shall be entitled to the following compensation and benefits:

(a)           Base Salary.  As compensation for the Executive’s services, the Executive shall be paid a base salary payable in accordance with the Company’s customary payroll policy, which salary may be increased (but not reduced) from time to time at the discretion of the Board of Directors (the “Base Salary”).

(b)           Other.  The Executive shall, in addition to the Base Salary, also be entitled to an annual bonus opportunity (the “Annual Bonus”), stock options, restricted stock, stock appreciation rights and employee benefits in accordance with company policy and as approved by the Compensation Committee of the Company’s Board of Directors from time to time. Payment of Annual Bonuses shall be made promptly but no later than 2 ½ months after the end of the calendar year which the bonus was earned. In addition, Executive shall be entitled to such perquisites as are approved by the Chief Executive Officer and reported to the Compensation Committee of the Board from time to time. Receipt of any restricted stock award may not be deferred or delayed for any period beyond the vesting date of the restricted stock award. Any other equity award shall comply with the requirements of Treas. Reg. § 1.409A-1(b)(5) so as not to constitute “deferred compensation” under IRC § 409A. Payment of perquisites shall be made no later than 2 ½ months after the end of the calendar year in which the Executive was first entitled to receive such payment.

4.             Termination of Employment.

(a)           Death, Disability, Retirement or Voluntary Resignation.  In the event of the Executive’s death, disability as defined in the Company’s long term disability plan then in effect, or retirement (termination by Executive which the Compensation Committee determines is a retirement) the employment of the Executive hereunder shall terminate and the Company’s obligation to make further Base Salary and Annual Bonus (to the extent not yet earned) payments hereunder shall thereupon terminate as of the end of the month in which such death, or disability or retirement occurs. In the event of Executive’s termination of employment without Good Reason other than a retirement (“Voluntary Resignation”) the Company shall have no obligation to pay Base Salary (other than through Executive’s last day of employment) and no obligation to pay any Annual Bonus after the Executive’s employment termination date. The Executive’s (and his beneficiaries’) rights to other compensation and benefits shall be determined under the Company’s benefit plans and policies applicable to Company executives.

(b)           Termination for Cause by the Company.  By following the procedure set forth in paragraph 4(e), the Company shall have the right to terminate the employment of the Executive for “Cause” in the event the Executive:  (i) has engaged in willful and recurring misconduct in not following the legitimate directions of the Board of Directors of the Company after fair warning; (ii) has been convicted of a felony and all appeals from such conviction have been exhausted; (iii) has engaged in habitual drunkenness; (iv) has been excessively absent from work which absence is not related to disability, illness, sick leave or vacations; or (v) has engaged in continuous conflicts of interest between his personal interests and the interests of the Company after fair warning. If the employment of the Executive is terminated by the Company for Cause, the Company’s obligation to make further Base Salary and Annual Bonus (to the extent not yet earned) payments hereunder shall thereupon terminate, except the Executive shall receive the Base Salary through the end of the month during which such a termination occurs. The Executive’s rights to other compensation and benefits shall be determined under the Company’s benefit plans and policies applicable to executives of the Company then in effect.

(c)           Termination for Good Reason by the Executive.  By following the procedure set forth in paragraph 4(e), the Executive shall have the right to terminate the Executive’s employment with the Company for “Good Reason” in the event there is: (i) any material diminution in the scope of the Executive’s authority and responsibility (provided, however, in the event of any illness or injury which disables the Executive from performing the Executive’s duties, the Company may reassign the Executive’s duties to one or more other employees until the Executive is able to perform such duties); (ii) a material diminution in the Executive’s base compensation (salary, bonus opportunity, benefits or perquisites); (iii) a material diminution in the authority, duties, responsibilities of the supervisor to whom the Executive is required to report; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in geographic location at which the Executive must perform the services; (vi) any other action or inaction that constitutes a material breach by the Company of the Executive’s  employment agreement under which the Executive provides services. If the employment of the Executive is terminated by the Executive for Good Reason before a change in control as defined in the CIC Agreement (“Change in Control”), the Executive shall be entitled to the severance benefits set forth in paragraph 4(f) below, provided that termination of employment shall mean a complete cessation of service for the Company.

(d)           Termination without Cause.  The Company may terminate the Executive’s employment without Cause prior to the expiration of the term of this Agreement. If the employment of the Executive is terminated by the Company without Cause prior to the expiration of this Agreement, before a Change in Control, the Executive shall be entitled to the severance benefits set forth in paragraph 4(f) below, provided that termination of employment  shall mean a complete cessation of service for the Company.

(e)           Notice of Right to Cure.

(i)  Termination by Company for Cause.  If the Company proposes to terminate the employment of the Executive for Cause under paragraph 4(b), the Company shall give written notice to the Executive specifying the reasons for such proposed determination with particularity and specifying a cure the Company deems appropriate, and, in the case of a termination for Cause under paragraphs 4(b)(i) (including any breach of the provisions of paragraph 5 below), (iii) or (iv), or (v) the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Board of Directors of the Company, which period shall be no less than fifteen (15) days from the Executive’s receipt of the notice of proposed termination. Notwithstanding the foregoing, the Executive’s employment shall not be terminated for Cause unless and until there shall be delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his legal counsel, to be heard before the Board of Directors) finding that, in the opinion of the Company’s Board of Directors, the Executive has engaged in conduct justifying a termination for Cause.

(ii)  Termination by Executive for Good Reason.  In the event the Executive proposes to terminate his employment for Good Reason under paragraph (4)(c) above, the Executive shall first provide written notice to the Company of the existence of the condition described as Good Reason in paragraph 4(c) above not less than 90 days after the initial existence of the condition. The Company will have an opportunity to correct any curable situation to the reasonable satisfaction of the Executive within the period of time specified in the notice which shall not be less than thirty (30) days. If such correction is not so made or the circumstances or situation is such that it is not curable, the Executive may, within thirty (30) days after the expiration of the time so fixed within which to correct such situation (but not more than two years after the initial existence of the Good Reason), give written notice to the Company that his employment is terminated for Good Reason effective forthwith.

(f)            Severance Benefits.  If the Executive is entitled to severance benefits under this paragraph 4(f) pursuant to paragraph 4(c) or (d), the Executive shall be provided with the following benefits:

(i)            Base Salary and Annual Bonus.  The Company shall pay the Executive, no later than 30 days after Executive’s termination of employment, in a single sum, an amount equal to two times the sum of (x) the Executive’s annual salary at the time of termination of employment; and (y) the average Annual Bonus paid or payable to Executive in respect of the three calendar years immediately preceding the year in which termination occurs. In the event Executive’s termination of employment occurs after the end of a calendar year, but before a bonus earned in that calendar year has been paid, the Company shall pay such bonus to Executive in addition to the amount otherwise payable under this paragraph (i) promptly but no later than 2 ½ months after the end of the calendar year in which the bonus was earned.

(ii)           Medical and Other Benefits Continuation.  Executive shall be entitled to continuation of Company medical coverage for the full period provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Company expense. If eligible, Executive shall participate in retiree medical coverage of the Company on the same terms and conditions as apply to TCF employees generally. Executive shall also be entitled to continuation of all other benefits after employment termination as provided by the benefit plans or by law; provided that, if Executive obtains new employment with comparable benefits during the applicable continuation period, all entitlements under this paragraph shall cease. Nothing in this paragraph shall be construed as providing Executive with coverage under any plan of Employer to which Executive would not otherwise be entitled and in the event any coverage is unavailable, e.g. if Executive is uninsurable, Employer’s obligations under this paragraph may be satisfied by paying to the Executive the cost of such coverage if it were available, as determined in good faith by the Company.

(iii)          Stock Incentives.  Executive shall be entitled to such vesting or other benefits as are provided by the award agreement pertaining thereto.

(g)           Benefits in Lieu of Severance Pay Policy.  The severance benefits provided for in this paragraph 4 are in lieu of any benefits that would otherwise be provided to the Executive under the Company’s severance pay policy and the Executive shall not be entitled to any benefits under the Company’s severance pay policy.

(h)           No Funding of Severance.  Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under this paragraph 4 and the rights of the Executive to the severance benefits hereunder shall be solely those of a general, unsecured creditor of the Company. However, the Company may, in its discretion, deposit cash or property, or a combination of both, equal in value to all or a portion of the amounts anticipated to be payable hereunder into a trust, the assets of which are to be distributed at such times as determined by the trustee of such trust; provided that such assets shall be subject at all times to the rights of the Company’s general creditors.

(i)            Termination after Change in Control.  Upon or within six months before or twenty-four months after a Change in Control if the employment of the Executive ends under circumstances entitling the Executive to benefits under the CIC Agreement, the Executive shall be entitled to the greater of the benefits provided under the CIC Agreement, if any, and the benefits provided by this Agreement, if any, but in no event shall there be double payment under the CIC Agreement and this Agreement.

(j)            Section 409A of the Internal Revenue Code.  The arrangements described in this Agreement are intended to be either exempt from or to constitute permissible payments under IRC § 409A and the regulations thereunder.

5.             Covenant Not to Compete; Non-solicitation Covenant.

(a)           Covenant Not to Compete.  While Executive is actively employed by the Company and, in the event of a termination of employment other than (i) a termination by the Company without Cause, or (ii) a termination by the Executive for Good Reason, for a period of one year after such termination of the Executive’s employment, the Executive agrees that he will not directly or indirectly substantially compete with the Company or the TCF Subsidiaries. The Executive shall be deemed to be substantially competing with the Company and the TCF Subsidiaries if, without the prior written approval of the Board of Directors of the Company, he becomes an officer, employee, agent, partner, director or owner of a 10 (ten) percent or greater equity interest of any company (or its affiliated companies) which engages in any types of business in which the Company or the TCF Subsidiaries are engaged at the time of employment termination and such competing entity operates within a 50 mile radius of any location operated by the Company or any TCF Subsidiary.

(b)           Non-Solicitation Covenant.  While the Executive is actively employed with the Company and, in the event of a termination of employment by the Company or the Executive for any reason prior to a Change in Control, for a period of one year after the Executive’s termination of employment, the Executive agrees that, except with the prior written permission of the Board of Directors of the Company, he will not offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of the Company or any of the TCF subsidiaries to discontinue his or her relationship with the Company or any of the TCF Subsidiaries nor will he directly or indirectly solicit, divert, take away or attempt to solicit any business of the Company or any its subsidiaries as to which Executive has acquired any knowledge during the term of his employment with the Company.

(c)           Remedies.  If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this paragraph 5, the Company shall have the following rights and remedies, in addition to any rights and remedies otherwise available at law or equity after the Company has notified the Executive of the specific conduct or threatened conflict which it deems in violation of this paragraph 5 and given the Executive a reasonable opportunity to cease and desist:

(i)            The right and remedy to have the provisions of this paragraph 5 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that any such breach or threatened breach will cause irreparable injury to the Company and the TCF Subsidiaries and that money damages will not provide an adequate remedy to the Company and the TCF Subsidiaries; and

(ii)           The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits, other than those payable under this Agreement, derived or received by the Executive or the enterprise in competition with the Company or any of the TCF Subsidiaries as the result of any transactions constituting a breach of any part of this paragraph 5, and Executive agrees to account for and pay over to the Company such amounts promptly upon demand therefore.

6.             Beneficiaries.  In the event of the Executive’s death after his termination of employment, any amount or benefit payable or distributable to him pursuant to this Agreement shall be paid to the beneficiary designated by the Executive for such purpose in the last written instrument received by the Company prior to the Executive’s death, if any, or, if no beneficiary has been designated, to the Executive’s estate, but such designation shall not be deemed to supersede any beneficiary designation under any benefit plan of the Company. Whenever this Agreement provides for the written designation of a beneficiary or beneficiaries of the Executive, the Executive shall have the right to revoke such designation and to redesignate a beneficiary or beneficiaries by written notice to either the Company to such effect, except to the extent, if any restricted by law.

7.             Rights in the Event of Dispute. In the event of a dispute between the Company and the Executive regarding his employment or this Agreement, it is the intention of this Agreement that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides, and that during pendency of the dispute the Executive and the Company shall be on equal footing, as follows:

(a)           Arbitration.  Any claim or dispute relating to the Executive’s employment or terms and performance of this Agreement, shall be resolved by binding private arbitration before three arbitrators and any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within ten (10) days of the award. Either party may request arbitration by written notice to the other party. Within thirty (30) days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator; in the event the two arbitrators cannot agree upon the third arbitrator within ten (10) days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court. Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances. The arbitration panel shall have the power to enter any relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances.

(b)           Expenses of Prosecution/Defense of Claim.  During the pendency of a dispute between the Company and the Executive relating to the Executive’s employment or the terms or performance under this Agreement, the Company shall promptly pay the Executive’s reasonable expenses of representation upon delivery of periodic billings for same, provided that (i) Executive (or a person claiming on his behalf) shall promptly repay all amounts paid hereunder at the conclusion of the dispute if the resolution thereof includes a finding that the Executive did not act in good faith in the matter in dispute or in the dispute proceeding itself, and (ii) no claim for expenses of representation shall be submitted by the Executive or any person acting on his behalf unless made in writing to the Board of Directors within 90 days after receipt of billing for such representation. Any such payment shall be made promptly, and in any event no later than the end of the calendar year following the year in which the expense was incurred.

8.             No Obligation to Mitigate Damages.  In the event the Executive becomes eligible to receive compensation or benefits subsequent to the termination of his employment under this Agreement, the Executive shall have no obligation to seek other employment in an effort to mitigate damages. To the extent the Executive shall accept other employment after his termination of employment, the compensation and benefits received from such employment shall not reduce the compensation and benefits otherwise due under this Agreement, except as provided in paragraph 4(f)(ii) above.

9.             Other Benefits.  The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Executive or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company, or its subsidiaries. The parties expressly agree that in the event of a Change in Control the Executive shall be entitled to the greater of the compensation and benefits as set forth in the CIC Agreement (in lieu of and not in addition to this Agreement) and the compensation and benefits payable under this Agreement, and in no event shall there be double payment under the CIC Agreement and this Agreement.

10.           Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law. The Executive’s rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

11.           Severability.  If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

12.           Survival.  The rights and obligations of the parties pursuant to this Agreement shall survive the term of the employment to the extent that any performance is required hereunder after the expiration or termination of such term.

13.           Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to its Secretary) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to his last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by written notice to the other party.

14.           Other Agreements.  This Agreement supersedes and replaces all prior agreements or understandings of terms of the Executive’s employment with the Company, including the Prior Agreements. Except as specifically provided herein, this Agreement does not supersede or replace the CIC Agreement or any agreement between the Company and Executive pursuant to any plans or programs of the Company, including any stock option agreement, restricted stock agreement or supplemental retirement agreement.

15.           Amendments and Constructions.  This Agreement may only be amended in a writing signed by the parties hereto. This Agreement shall be construed under the laws of the State of Minnesota. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

TCF FINANCIAL CORPORATION

ATTEST:

By:
Lynn A. Nagorske

	Its:	Chief Executive Officer
President and Chief Operating Officer

WITNESS:

[Name]